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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 11-K

(Mark One)

[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934 For the fiscal year ended December 31, 2004

                                       OR

[ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
      OF 1934 For the transition period from               to
                                             -------------   --------------

Commission File Number:   0-49677

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                            West Bancorporation, Inc.
                    Employee Savings and Stock Ownership Plan

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive officer:

                            West Bancorporation, Inc.
                                1601 22nd Street
                            West Des Moines, IA 50266

                              REQUIRED INFORMATION

The West Bancorporation, Inc. Employee Savings and Stock Ownership Plan is subject to the Employee Retirement Income Security Act (ERISA). Accordingly, the audited financial statements prepared in accordance with the instructions to Form 11-K are provided as Exhibit 99.1 to this Form 11-K.

                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan
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(Registrant)


June 28, 2005                 By: /s/ Thomas E. Stanberry
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Dated                            Thomas E. Stanberry
                                 Chairman, President and Chief Executive Officer


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                                  EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit No.       Description
-----------       -----------

23                Consent of Independent Registered Public Accounting Firm
99.1              Financial Statements